EXHIBIT 99.1

Ceragenin™ Compound Demonstrates Potent Activity Against Multidrug Resistant Bacterial Strains of Pseudomonas

DENVER—Ceragenix Pharmaceuticals, Inc. (OTCB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology today announced that researchers at the Eugene Appelbaum College of Pharmacy at the Wayne State University, in collaboration with JMI Laboratories and  Dr. Paul B. Savage of Brigham Young University, have demonstrated in a series of in vitro experiments that an investigational drug compound known as CSA-13 shows rapid killing activity  and synergistic activity with conventional antibiotics against  multidrug resistant Pseudomonas aeuroginosa bacterial strains.  P. aeuroginosa is a leading cause of morbidity and mortality in patients with pneuomonia and other respiratory diseases. The research appears ahead of print in the December online publication of the Journal of Antimicrobial Chemotherapy, the official journal of the British Society for Antimicrobial Chemotherapy.

The research evaluated the minimum inhibitory concentrations (MICs) of CSA-13, against 50 isolates of P. aeruginosa including 17 meropenem resistant strains (MIC 50 of 256 mg/L).  CSA-13 is a member of the family of Ceragenin™ compounds being developed by Ceragenix and is a synthetic non-peptide mimic of the naturally occurring antimicrobial peptide found in the lung.  The researchers found that CSA-13:

•                  Had a narrower range of MIC values (1-32 mg/L) than any of the other agents studied (cefepime, ciprofloxacin, piperacillin, tobramycin and meropenem)

•                  Demonstrated synergistic activity with cefepime and ciprofloxacin leading to more rapid killing; and

•                  Showed excellent activity against meropenem resistant strains with an MIC 50 of 8 mg/L (compared to MIC 50 of 256 mg/L of the 17 meropenem resistant strains

“This new compound has the potential to be a significant advance in the treatment of patients with pneumonia and other lung infections” says senior author Michael Rybak, a professor at the Anti-Infective Laboratory of the College of Pharmacy at the Wayne State University in Detroit, Michigan.  Dr. Rybak is a member of Ceragenix’s Scientific Advisory Board.

“The potent activity demonstrated by CSA-13 in this peer reviewed journal article lends support to our decision to use CSA-13 as the active ingredient in our Cerashield antimicrobial coating development program to help reduce the risk of ventilator associated pneumonia attributed to the use of endotracheal tubes” said Steven Porter, Chairman and CEO of Ceragenix Pharmaceuticals. “There are an estimated 250,000 cases each year of ventilator associated pneumonia and P.aeuroginosa is associated with a high rate of morbidity and mortality among such patients.”

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities including completing development of its Ceragenin™ technology; the ability of the

Company to meet its obligations under its supply and distribution agreement with Dr. Reddy’s Laboratories including but not limited to delivering shelf stable product prior to the planned launch; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the Company to commercialize its planned products; the ability of the Company to successfully manufacture its products in commercial quantities (through contract manufacturers); market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Ceragenix

Steven S. Porter, 720-946-6440

or

CEOcast, Inc.

Andrew Hellman, 212-732-4300

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